Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Harley-Davidson, Inc. 2014 Incentive Stock Plan of our reports dated February 20, 2014, with respect to the consolidated financial statements and schedule of Harley-Davidson, Inc. (the “Company”) and the effectiveness of internal control over financial reporting of the Company, included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Milwaukee, Wisconsin

November 7, 2014